EXHIBIT 10.6
------------

AMERISTEEL CORPORATION 2000 LONG-TERM INCENTIVE STAKEHOLDER
PLAN DOCUMENT

AmeriSteel Corporation

March 20, 2000

About This Material



================================================================================
This plan document provides both design and administrative specifications for a Long-Term Incentive Stakeholder Plan for AmeriSteel Corporation. It explains the purpose, structure, and workings of the plan, and provides history and context for the design decisions.

This material will serve as the formal plan document for the plan, as well as serving as institutional memory for the design decisions.

Stakeholder Plan Design




================================================================================
Plan Objectives
The goal of the long-term incentive plan is to create added value for the Company's shareholders and participating executives. AmeriSteel's long-term incentive plan, the Stakeholder Plan, is part of the total compensation program for senior executives. The total program includes base salary, annual bonus opportunity, benefits, and long-term incentive opportunities.

An important objective of the long-term incentive plan is to ensure that senior management's interests are congruent with those of the Company's shareholders. When AmeriSteel prospers, shareholders profit, and participating executives will have an opportunity to accumulate wealth. The reasons for installing this plan are to:

o        Share performance rewards with those most responsible,

o        Reward senior management's leadership and dedication,

o        Enhance and encourage personal and corporate growth opportunities,

o        Recruit, develop and retain high-calibre executive talent,

o        Maximize return on capital employed.

Plan Concept
The Stakeholder Plan is designed to reward AmeriSteel executives with a share of the profits after a capital charge. Management's attention should be focused on generating maximum earnings while minimizing capital employed. The more successful management is in achieving these objectives, the greater their financial rewards from the Plan will be. Awards are calculated in three steps:

1.       Base amount (EBIT minus a Capital Charge),

2.       Sharing Percentage (established to generate desired award levels),

3. Individual's percentage stake (for establishing each individual's share of the reward).

The Board's Executive Compensation Committee has the right at the conclusion of a Plan Year to increase or decrease (including to zero) the Award otherwise payable to a Participant based on the evaluation of the Committee, in its sole discretion, of individual performance and to adjust the Base Amount for extraordinary financial items. It is not anticipated that the Committee will make an adjustment except in an unusual situation.

Earned awards are vested and paid out over four years.

Summary of Stakeholder Plan Terms
Following are the primary terms of the Stakeholder Plan. Each is discussed in detail in the body of this document.

Company                             AmeriSteel Corporation

Plan                                AmeriSteel Corporation 2000 Long-Term
                                    Incentive Stakeholder Plan.

Governance                          Executive Compensation Committee appointed
                                    by the AmeriSteel Board of Directors (the
                                    "Committee").

Documents                           This Plan document governs the plan.
                                    Individual Award Agreements explain the
                                    individual rights of participants.

Effective Date                      October 1, 1999.

Plan Year                           January 1 to December 31, except for two
                                    short initial Plan Years of October 1, 1999 to March 31, 2000 and April 1, 2000 to
                                    December 31, 2000.

Eligibility                         Senior management, including Executive
                                    Officers.

CEO Award                           The Chief Executive Officer is not included
                                    in plan calculations that apply to other participants. He will receive an Award equal to 1.5X the dollar Award of an Executive
                                    Officer.

Grant Frequency                     Annual (each Plan Year).

Grant Agreement                     Communication at the beginning of
                                    each Plan Year of the anticipated Capital
                                    Charge to be used in the Base Amount
                                    calculation, the Sharing Percent and a
                                    participant's Individual Percentage Stake for the Year.

Base Amount                         EBIT minus a Capital Charge.

Capital Charge                      A percent of Capital (Debt + Equity).
                                    The percent is set anew each year, based on a weighted average of AmeriSteel's debt rate
                                    (interest expense plus amortization of
                                    deferred finance charges, both after tax, divided by the average outstanding debt) during the current Plan Year and the shareholder's desired equity return during the Plan Year, currently 15%. The initial anticipated percent will be 10%.

Debt Average and outstanding long-term and short-term debt during the plan year, less cash.

Equity Average shareholders' equity during the plan year as reflected on the Company's financial statements.

Sharing Percent                     A percent, set anew each year, of the Base
                                    Amount awarded annually to participants. The initial percent will be 5%.

Incentive Pool                      Base Amount  x  Sharing Percent.

Individual Percentage Stake         Percent of Incentive Pool allocated to each
                                    participant. Total of all Individual
                                    Percentage Stakes = 100% at the beginning of the Plan Year.

Award Base Amount x Sharing Percent x Individual Percentage Stake, subject to Committee review and approval based on the Committee's evaluation, in its sole discretion, of individual performance and extraordinary financial items. Awards are made at the end of each Plan Year to the extent earned.

Vesting Awards vest over four years, beginning the day following the first anniversary of the end of the Plan Year for which an Award is made.

Payout Schedule                     Awards are paid out over four years,
                                    beginning one year after the end of the Plan
                                    Year in which an Award is made.

Form of Payment                     Cash.

Change in Participants              Participants may be added or deleted with no
                                    effect on current participants for the Plan
                                    Year in progress. Adjustments may be made for the next Plan Year to reflect changes in the number of participants.

Retirement                          If a Participant's employment is terminated
                                    by reason of retirement or early retirement
                                    (as defined under the Company's qualified
                                    Retirement plan), unvested payments vest pro rata based on number of full months of employment during the restricted period for each Award. (Payment is calculated separately for each unvested Award, and equals the portion of the total vesting period worked, divided by the total vesting period.)

Death/Disability                    Unvested payments vest and are paid out
                                    immediately.

Termination                         Unvested payments are forfeited.

Change In Control                   The Plan defines a change in control. If
                                    employment and Plan continue, there is no impact. If employment is terminated or the Plan is terminated within a two-year period following the change of control event, all then-unvested payments vest and are paid out immediately.

Tax Withholding                     Required taxes will be due at the time an
                                    Award vests.

Investment Opportunity              Up to 100% of an Award may be invested in
                                    Phantom Stock, in 25% increments. Awards will be invested in Phantom Stock as soon as they are made, and will vest according to the regular vesting schedule for that Award.

Phantom Stock                       Phantom Stock collectively refers to
                                    AmeriSteel Phantom Stock or Gerdau Phantom
                                    American Depository Receipts (ADRs).

Fair Market Value                   For AmeriSteel Phantom Stock, the most
                                    recent valuation of AmeriSteel stock. For
                                    Gerdau Phantom ADRs, the average of the
                                    closing value as reported on the New York
                                    Stock Exchange for the five consecutive
                                    business days prior to the date of the
                                    valuation.

Investment Premium                  A premium (add-on) of 25% will be
                                    added to individual awards invested in
                                    Phantom Stock.

Investment Account                  Awards invested in Phantom Stock will be
                                    held in an Investment Account until such time that they are paid to a participant.
                                    The underlying security in the Investment
                                    Account will be either AmeriSteel Phantom
                                    Stock or Gerdau Phantom ADRs.

Account Distribution                Participants may take distribution from an
                                    Investment Account at any time once an Award has vested.



Plan Design and Administration

                                   Governance

The Committee, which is named by the AmeriSteel Board of Directors, will be responsible for the administration and governance of the Plan. The Committee may delegate authority for administering the program, as it deems fit.

The Committee's responsibilities in administering the plan include, but are not limited to:

o At the beginning of the Plan Year, determining the specific Plan participants, Sharing Percents, Individual Percentage Stakes, and estimated Capital Charge.

o At the end of the Plan Year, conduct a formal review and make a final determination on any extraordinary adjustments to the individual Awards.

o For the Base Amount calculation, excluding items of income, expense and capital employed that it considers to be extraordinary.

The Committee may interpret the provisions of the Plan during the Plan Year, and resolve discrepancies in this Plan document.

The Committee also may amend, modify, or terminate the Plan at any time during the Plan Year. For example, it may change grant frequency, vesting provisions, or treatment on termination of employment for future Awards, or end the plan altogether. However, once an award is granted, no such amendment, modification, or termination, without the consent of the participant (or his or her beneficiary in the case of death of the participant) will reduce the right of a participant (or beneficiary) to a payment or distribution in accordance with the provisions of the Plan or Grant Agreements already granted to participants.

                                 Effective Date

The AmeriSteel Corporation 2000 Long-Term Incentive Stakeholder Plan (the "Plan") is effective as of October 1, 1999. The Plan will remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to the Plan specifications.

                                    Plan Year

In general, the Company's fiscal year, January 1 to December 31, will be the Plan Year. At the time the Plan was implemented, however, the Company's fiscal year was April 1 to March 31. In addition the Plan was begun mid-year.

Thus, the first Plan Year is a six-month short year from October 1, 1999 to March 31, 2000. The second Plan Year is a nine-month short year, April 1, 2000 to December 31, 2000. The first full twelve-month Plan Year will be from January 1, 2001 to December 31, 2001, the Company's first calendar fiscal year.

                                   Eligibility

Participation in the Plan is at the discretion of the Committee, and is based on position. Initial eligibility will be limited to senior management. This includes seven positions and fourteen incumbents, as follows:

o        Executive Officers
         -- Vice President and Chief Financial Officer
         -- Vice President, Human Resources
         -- Vice President, Sales
         -- Vice President, Materiel Procurement
         -- Group Vice President (2 incumbents)

o        Vice President, Mill Division Manager (4 incumbents)

o        Regional Fabrication Manager (4 incumbents)

                          Chief Executive Officer Award

The Chief Executive Officer will also receive an award that will be equal to 1.5X the award, expressed in dollars, of an Executive Officer. The Chief Executive Officer award is excluded from all calculations discussed below.

                                   Base Amount

The pool of funds available for Award, or Base Amount, is determined by performance. Performance is measured by calculating Earnings Before Interest and Taxes, and subtracting a Capital Charge.

The Capital Charge is calculated as a percent of Capital. Capital is defined as Debt + Equity. For these purposes, Debt is the weighted average of the Company's outstanding debt for the year, with debt including both long-term debt and short-term debt, less cash on hand; and Equity is the average of the Company's reported shareholder equity. The Capital Charge is established at the end of each year, based on a weighted average of AmeriSteel's Debt rate for the current Plan Year and the shareholder's desired equity return, currently 15%. The initial anticipated Capital Charge will be 10%.

Following is an example of a calculation for a full (12 month) Plan Year.

         Base Amount = EBIT - Charge on Capital

                     = EBIT - [Capital Charge Percent x (Debt + Equity)]

                     = $78,000,000  -  [10%  x  ($210,000,000  +  $221,000,000)]

                     = $34,900,000

EBIT will be calculated after the annual cost of this Plan. The estimated cost of the Plan is accrued each month and will be adjusted at the end of the Plan Year to reflect actual Award payments.

In the event the Base Amount is a negative number (i.e., the Capital Charge is higher than EBIT), the Award will be zero for the Plan Year.

The Plan is structured to measure fiscal year performance. However, as noted above, the first two Plan Years will be short years. Performance will be measured and the Base Amount calculated as discussed below:

o Initial Plan Year - For the first Plan Year, ending March 31, 2000, the Base Amount will be calculated based on performance in the last six months of the fiscal year. That is, EBIT will represent performance from October 1, 1999 to March 31, 2000. The Capital Charge will be based on the six months of the fiscal year the Plan was in effect, and prorated at six-twelfths of the annual amount.

o Second Plan Year - The second Plan Year will be April 1, 2000 to December 31, 2000. This short period will constitute a fiscal year. The Capital Charge must be prorated at nine-twelfths of the annual amount.

                                 Sharing Percent

The Sharing Percent is the percent of the Base Amount that will be awarded to all participants as a group. It will be calculated taking into consideration market data, internal equity and other factors.

The initial Sharing Percent is set at 5%. It will be reviewed each Plan Year. While it is anticipated that it will remain fairly stable, consideration will be given to changes in eligibility, projected results, changes in capital intensity, long-term incentive market values, and changes in compensation philosophy.

                                 Incentive Pool

The Base Amount x the Sharing Percent equals the Incentive Pool. This is the total amount of funds that will be paid to participants. Following is an example of the Incentive Pool calculation, using the Base Amount calculated above:

                 Incentive Pool = Base Amount x Sharing Percent

                                = $34,900,000  x  5%

                                = $1,745,000

                           Individual Percentage Stake

Each participant is assigned an Individual Percentage Stake in the Incentive Pool. The Individual Percentage Stakes are set to generate the desired long-term incentive award levels set by the Committee.

The sum of all Individual Percentage Stakes will be 100% at the beginning of the Plan Year. If a participant terminates employment during the year, however, the total will be less than 100%. (The stake of the departing participant is not reallocated to other participants). Conversely, if a new participant enters the plan, the total may be more than 100% for that year. (The new participant's share is not taken from the existing participants).

Initial Individual Percentage Stakes are shown below.

        =============================================================================================
                                                                Initial
         Positions in Initial Plan Year                        Individual
                                                            Percentage Stake      Total for Group
        ---------------------------------------------------------------------------------------------
        Executive Officers (6)                                     8.750%               52.5%

        VP, Mill Division Managers (4)                             6.250%               25.0%

        Regional Fabrication Managers (4)                          5.625%               22.5%

        Total All Initial Individual Percentage Stakes                                   100%
        ---------------------------------------------------------------------------------------------

The Incentive Pool is multiplied by the Individual Percentage Stakes to determine individual Awards. Following is an example of the Individual Percentage Stake Calculation for determining an individual Award for an Executive Officer:

              Award = Incentive Pool x Individual Percentage Stake

                    = $1,745,000  x  8.750%

                    =$152,688

The Committee has the right at the conclusion of a Plan Year to increase or decrease (including to zero) the Award otherwise payable to a Participant based on the evaluation of the Committee, in its sole discretion, of individual performance and to adjust the Base Amount for extraordinary financial items. It is not anticipated that the Committee will make an adjustment except in an unusual situation.

                                 Grant Frequency

A new Plan calculation will be made at the beginning of each Plan Year. Prior to each Grant, certain amounts must be communicated to participants, including:

o Anticipated Capital Charge to be used in the Base Amount calculation. (Actual charges will be determined at the end of the Plan Year.)

o  Sharing Percent.

o  Individual Percentage Stakes.

                                     Awards

Awards are calculated at the end of each Plan Year. They vest and are paid out over four years according to the vesting schedule.

                                  Vesting Date

Awards vest over four years, beginning the day following the first anniversary of the end of the Plan Year for which an Award is made. For example, for an Award made for performance in the Plan Year ending December 31, 2000, if the total Award value is $100,000, $25,000 will vest January 1, 2002, $25,000 January 1, 2003, $25,000 January 1, 2004 and $25,000 January 1, 2005.

Awards granted but unvested are not earned amounts. They are allocations of current and prior years' results that are earned if employment continues.

The term "Award" is meant to convey the orientation of the program as an "owner-like" structure, but the Awards in no way represent a legal ownership interest in AmeriSteel.

                                Payment Schedule

Payment of each Award will be spread over a four-year period in accordance with the vesting schedule. Payment will be made as soon as practicable, but in no event later than 60 days from the date that a payment vests, unless a participant has elected to invest an Award in Phantom Stock, as outlined in the Investment Opportunities section below. The result is that the first three Plan payouts will reflect 1 year's, 2 years' and 3 years' performance. The fourth and later payouts will reflect 4 years' performance.

As an illustration, the payment due within 60 days after January 1, 2006 will include the fourth installment of the Award earned for the Plan Year ending December 31, 2001, the third installment of the Award earned for the Plan Year ending December 31, 2002, the second installment of the Award Earned for the Plan Year ending December 31, 2003, and the first installment of the Award Earned for the Plan Year ending December 31, 2004. The payment schedule is illustrated in detail in Attachment A.

All payments will be made in cash.

                             Investment Opportunity

Participants have the opportunity to invest Awards under the Plan in Phantom Stock units. Participants may invest Awards, in 25% increments up to 100%, in one of two investment vehicles:

o  AmeriSteel Phantom stock, or

o  Gerdau Phantom American Depository Receipts (ADRs).

Phantom stock accounts will reflect all economic events associated with Company stock, including dividends and stock splits.

To encourage participants to invest their Awards in Phantom Stock, Participants will receive an Investment Premium (add-on) of 25% on the amount invested.

Investment elections will be made as near as possible prior to the end of the Plan Year for any Award made for that Plan Year.

Awards invested in Phantom Stock will be put in an Investment Account at the time an Award is made at the end of the Plan Year. This will allow Awards invested in Phantom Stock to potentially grow prior to when they vest and become payable.

Investment Benefits

The benefits of the investment opportunity to the participants include:

o  An increase in total Award size of 25% of the funds "invested,"

o Potential appreciation in value of AmeriSteel or Gerdau, and therefore growth in the underlying investment in the Investment Account.

The benefits of the investment opportunity to the Company include:

o An incentive to tie amounts already earned to the performance of the Company through the investment in Phantom Stock,

o  Employee retention.

Investment Premium

As noted above, participants will receive a 25% Investment Premium (add-on) to amounts invested in Phantom Stock. For example, a participant who receives a $100,000 Award and elects to invest 50% in Phantom Stock will receive $50,000 in cash and have $62,500 ($50,000 + 25%) credited to an Investment Account.

Investment Accounts

Awards invested in Phantom Stock will be credited to an Investment Account. The number of units credited to an Investment Account will equal the total Award amount to be invested plus the Investment Premium, divided by the applicable Fair Market Value of the Phantom Stock on the date an Award is made. The value of an Investment Account will fluctuate with the Fair Market Value of the Phantom Stock, and other economic events such as dividends and stock splits, until such time as the full Investment Account balance is distributed.

On the date an Award that is invested in Phantom Stock vests, the total value is taxable and participants are responsible for any applicable taxes. In order to receive an Award (including a credit to an Investment Account), a Participant must either pay the Company the amount of the required withholding for taxes (including income and FICA taxes), or authorize the Company to take such amount from any cash payments otherwise due the Participant and/or to reduce the amount credited to the Investment Account for the Participant. Vested amounts remaining after payment of taxes may be paid out in cash, or remain in the Investment Account until such time as the participant requests distribution.

Below is an example of an Investment Account calculation based on an Award of $100,000 with 50% taken in cash and 50% invested in AmeriSteel Phantom Stock.

=========================================================================================================

Schedule                                           Cash Award           Phantom Stock Award
---------------------------------------------------------------------------------------------------------
Award Value 1/1/02                                 $50,000              $50,000
Investment Premium                                                      $12,500
Phantom Stock Investment 1/1/02                                         $62,500 @ $25 = 2,500 units
Unvested Value 1/1/02                              $50,000              $62,500

Vested Value 1/1/03  (1/4 of Award)                $12,500              625 units @$30 = $18,750

Unvested Value 1/1/03  (3/4 of Award)              $37,500              1,875 units @ $30 = $54,000

---------------------------------------------------------------------------------------------------------

Payments from an Investment Account

Once an Award in an Investment Account has vested and been taxed, a participant may liquidate the Investment Account at any time for cash.

The value of the Phantom Stock will be based on the Fair Market Value on the date a participant makes a request for a distribution, or upon termination of employment, if earlier. For these purposes, the date of the distribution request will be the date the request is received by the company.

An initial payment will be made on the basis of the Fair Market Value then known. If there is no public market for the AmeriSteel common stock at that time, the Fair Market Value will be based on the latest appraised valuation for the stock at the time of the request, or termination of employment, as the case may be. If a new appraisal is subsequently obtained that has an effective date prior to the date a request for distribution is made or employment is terminated, a supplementary payment will be made to reflect the increase in value, if there is one.

All cash payments will be made in a lump sum amount within 60 days of the date a participant makes a request for distribution, or within 60 days of termination of employment.

If a participant chooses to leave funds in an Investment Account after they have vested and taxes are paid, the difference between the value of the amount remaining and the value on the date of final distribution will be taxable as income (if there is a gain). Appropriate tax withholding will be subtracted from any cash payment.

                        Adding and Removing Participants

Adding or deleting a participant will not have an impact on the Award potential of current participants in the year the participant is added.

Adding Participants

An employee hired or promoted into an eligible position during the fiscal year may participate in the Plan in the year of hire or promotion. An Individual Percentage Stake will be assigned to the new participant by the Committee. Other participants' Individual Percentage Stakes will not be reduced; however, the Company will fund the new Award from outside the Incentive Pool.

The Individual Percentage Stake assigned will take into account any proration for less than a full year's performance. It will be applied to the full results for the Plan Year. Below is an example of a calculation when a new participant is in the Plan for six months:

         Incentive Pool Plan Year Ending December 31, 2001:                            $1,000,000

         New Participant's Individual Percentage Stake:                         5%  x  6/12 = 2.5%

         Award to New Participant:                                                        $25,000

         Award to Current Participants:                                                $1,000,000

         Total of All Awards:                                                          $1,025,000

For future grants, the Base Amount, Sharing Percent and/or Individual Percentage Stakes will be revisited. Adding participants to the Plan presumably would not be done unless an overall enhancement of value is anticipated. Thus, a smaller share of a larger pool can be beneficial to all. However, if a major change in eligibility criteria occurs, or a change in the philosophy of the program, the variables will be revisited accordingly.

Removing Participants

If a participant ceases to be eligible for an award under the Plan, the Awards due to remaining participants at the end of the current Plan Year will not be affected. The value of the Award that would have been paid will be excluded from Awards and reinvested in the Company. Prior to the beginning of the next Plan Year, the Committee will review the Sharing Percent and Individual Percentage Stakes to determine necessary adjustments.

       Termination of Employment and Disposition of the Incentive Account

Upon separation for any reason other than a change in control, death, disability or retirement, participants will receive only amounts that have vested in the Plan. Future installments from previous Awards will not be paid. Attachment B illustrates the effect of termination on future payments.

If a participant terminates due to death or disability, all unvested amounts vest immediately and payment is accelerated to within 60 days of the date of termination. Disability will have the same definition as the Company's long-term disability insurance program.

If a participant terminates due to retirement, he will vest pro rata in unvested amounts. This is calculated separately for each unvested portion, and equals the portion of the total vesting period worked, divided by the total vesting period. For example:

o Participant retires on March 31, 2003. In his account there are the following amounts. The data in the table labeled "Vests" is the date the amount would normally have vested absent the retirement.

   ---------------------------- -------------------------- --------------------------- --------------------------
   $40,000
   Earned 3/31/2000
   Vests 4/1/2004
   ---------------------------- -------------------------- --------------------------- --------------------------
   $50,000                      $50,000
   Earned 12/31/2000            Earned 12/31/2000
   Vests 1/1/2004               Vests 1/1/2005
   ---------------------------- -------------------------- --------------------------- --------------------------
   $60,000                      $60,000                    $60,000
   Earned 12/31/2001            Earned 12/31/2001          Earned 12/31/2001
   Vests 1/1/2004               Vests 1/1/2005             Vests 1/1/2006
   ---------------------------- -------------------------- --------------------------- --------------------------
   $70,000                      $70,000                    $70,000                     $70,000
   Earned 12/31/2002            Earned 12/31/2002          Earned 12/31/2002           Earned 12/31/2002
   Vests 1/1/2004               Vests 1/1/2005             Vests 1/1/2006              Vests 1/1/2007
   ---------------------------- -------------------------- --------------------------- --------------------------

o Upon retirement, the participant will vest in the above amounts as follows:

   ---------------------------- -------------------------- --------------------------- --------------------------
   $40,000 x 36/48
   ---------------------------- -------------------------- --------------------------- --------------------------
   $50,000 x 27/36              $50,000 x 27/48
   ---------------------------- -------------------------- --------------------------- --------------------------
   $60,000 x 15/24              $60,000 x 15/36            $60,000 x 15/48
   ---------------------------- -------------------------- --------------------------- --------------------------
   $70,000 x 3/12               $70,000 x 3/24             $70,000 x 3/36              $70,000 x 3/48
   ---------------------------- -------------------------- --------------------------- --------------------------

                                Change in Control

Payments upon a change in control are dependent upon whether or not a participant remains with the Company, and whether or not the new company continues the Plan.

Definition of Change in Control

A "Change of Control" is defined as any one of the following:

(a) a change in control of the Company of a nature that is required, pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), to be reported in response to (i) Item 1(a) of a Current report on Form 8-K or (ii) Item 6(e) of Schedule 14A, in each case as such requirements are in effect on January 1, 2000, or

(b) the adoption by the Company of a plan of dissolution or liquidation, or

(c) the closing of a sale of all or substantially all of the assets of the Company, or

(d) Gerdau S.A. and its affiliates own less than 50% of the combined voting power of the Company's voting securities.

Impact of a Change in Control

Following is the impact of a change in control on participants in the Plan.

o If the participant remains employed, participation in the Plan will continue until such time as the Plan is replaced or eliminated.

o If the participant is terminated within two years of a change in control, all then-unvested Awards will vest and be paid immediately.

o If the Plan is terminated within two years of a change in control, all then-unvested amounts will vest and be paid immediately, including amounts in an Investment Account.

If a participant leaves the company voluntarily for any reason (other than retirement), unvested awards will be forfeited. Retirement payments will vest in the same manner as if there were no change in control.

                                 Tax Withholding

Income taxes are due and payable by participants on all Awards at the time of vesting, whether taken in cash or invested in Phantom Stock.

Non-Transferable

Awards made under the Plan are non-transferable other than by will or under the laws of descent and distribution.

Designation of Beneficiary

Participants may designate a beneficiary or beneficiaries to receive any vested or unvested Award payments due under the Plan or held in an Investment Account in the event of death while participating in the Plan. A Designation of Beneficiary form must be completed and filed with the Company, or the participant's estate will be deemed to be the beneficiary of any payments otherwise due to the participant.

                                   Employment

Nothing in this Plan or any related material shall give a participant the right to continued employment by AmeriSteel, or interfere with or limit in any way the Company's right to terminate a participant's employment, with or without cause, at any time.